EXHIBIT 10A
                     EXECUTIVE COMPENSATION PROGRAM



   The Registrant's overall approach to executive compensation is based on a philosophy that combines a goal-driven annual cash compensation package with equity incentives designed to build stock ownership among key employees. These two key principles serve to align executives effectively with shareholder interests by focusing management on financial goals needed to secure shareholder value, as well as steady long-term growth, by strongly encouraging significant ownership in the Registrant's stock.

   The Registrant maintains a competitive salary structure, each year salaries for executive officers are reviewed against market information assembled by consultants. The objective is to maintain salaries at a level which is equivalent to that of banks of comparable size nationwide. Adjustments to competitive rates are then considered based on the Compensation Committee's overall assessment of the Registrant's performance and of each executive's individual contribution and achievement of objectives.

   The Executive Incentive Bonus Plan rewards participants for the achievement of corporate, subsidiary, business unit, and individual goals. Goals based on return on assets, return on equity, and net income are set at the beginning of each year in the context of a long-term planning process and a review of peer banks with asset sizes comparable to that of the Registrant and its major banking subsidiaries.

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